Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS ANOTHER QUARTER OF RECORD REVENUE AND NET INCOME
Third-Quarter Revenue Increases 62% Year Over Year
Strong High Power Laser Sales for Materials Processing Applications Drive Growth
OXFORD, Mass. — November 1, 2011 — IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter of 2011 ended September 30, 2011.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2011	2010	% Change	2011	2010	% Change
Revenue	$129.1	$79.8	62%	$351.0	$198.3	77%
Gross margin	54.6%	50.0%		54.4%	45.9%
Operating income	$49.2	$20.5		$129.5	$41.6
Operating margin	38.1%	25.7%		36.9%	21.0%
Net income attributable to IPG Photonics Corporation	$32.9	$13.2		$86.7	$26.9
Earnings per diluted share	$0.66	$0.28		$1.77	$0.57
Management Comments
“IPG delivered another quarter of record revenue and net income,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Third quarter revenues grew by more than 62% year over year, with continued strength from high power lasers for materials processing applications. Gross and operating margins were strong at 55% and 38%, respectively, and EPS improved to $0.66 compared with $0.28 in the third quarter of 2010. Net income and other adjustments attributable to non-controlling interest in our Russian subsidiary reduced EPS by $0.04 per share in Q3 2011 as compared to $0.00 in the third quarter of 2010.”
“High power laser sales were up 131% year over year, due primarily to continued strength from cutting and welding applications, especially from the auto industries in Germany and the U.S.,” said Dr. Gapontsev. “Medium power lasers were up 95% year over year as a result of growth in microelectronics and battery welding applications. Pulsed laser sales increased by 10% year over year as demand for marking and engraving applications in general manufacturing increased. Lasers used for materials processing applications, which grew 69% year over year in the third quarter, comprise nearly 90% of total revenues. Sales were up across all major geographies year over year, while China, Germany and Russia delivered the greatest increases.”
“We ended the quarter with $196.6 million in cash, an increase of $8.4 million in the third quarter of 2011,” said Dr. Gapontsev. “During the first nine months of 2011, IPG generated $56 million in cash from operations and invested $35 million in capital expenditures. Our capex spending thus far in 2011 is on target with our original goal of $50 million, which will be used to expand our manufacturing capacity and add to our network of application laboratories and sales facilities.”

Business Outlook and Financial Guidance
“During 2011, fiber lasers have become the laser solution of choice for many materials processing applications as OEM’s and end users have recognized their ability to increase productivity and reduce operating costs,” said Dr. Gapontsev. “We anticipate that our growth will continue to be led by our high power laser products, particularly for materials processing applications. As always, we are planning for the long term. Our strategy is to invest in R&D and capacity expansion to further solidify our technology superiority and our position as the leader in fiber lasers.”
“While IPG is not immune to global macro-economic conditions and there is some uncertainty in the global macro-economic environment, fiber lasers’ growing share of the laser market and the continued acceptance of our products and technology foretell exciting growth prospects for the long term,” concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $122 million to $135 million for the fourth quarter of 2011. The Company anticipates earnings per diluted share in the range of $0.60 to $0.71 based on 48,747,000 common shares, which includes 47,483,000 basic common shares outstanding and 1,264,000 potentially dilutive options at September 30, 2011.
As discussed in more detail below, actual results may differ from this guidance due to various factors including but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, November 1, 2011 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced, telecommunications and medical. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, spending on capital expenditures in 2011, anticipated growth being continued to be lead by high power laser products, investing in R&D and capacity expansion, solidifying our technology superiority and our position as the leader in fiber lasers, fiber lasers’ growing share of the laser market, the continued acceptance of our products and technology, growth prospects for the long term, and revenue and earnings per share expectations for the fourth quarter of 2011. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 15, 2011) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(in thousands, except per share data)
NET SALES	$129,064	$79,809	$350,958	$198,271
COST OF SALES	58,605	39,878	160,127	107,332

GROSS PROFIT	70,459	39,931	190,831	90,939

OPERATING EXPENSES:
Sales and marketing	5,656	4,527	16,451	13,797
Research and development	6,501	4,981	18,842	13,868
General and administrative	10,997	7,800	27,499	22,012
(Gain) loss on foreign exchange	(1,927)	2,078	(1,413)	(325)

Total operating expenses	21,227	19,386	61,379	49,352

OPERATING INCOME	49,232	20,545	129,452	41,587

OTHER EXPENSE, Net:
Interest expense, net	(209)	(350)	(585)	(749)
Other income (expense), net	145	(322)	(465)	(414)

Total other expense	(64)	(672)	(1,050)	(1,163)

INCOME BEFORE PROVISION FOR INCOME TAXES	49,168	19,873	128,402	40,424
PROVISION FOR INCOME TAXES	(14,899)	(6,558)	(39,248)	(13,340)

NET INCOME	34,269	13,315	89,154	27,084
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,400	89	2,481	155

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$32,869	$13,226	$86,673	$26,929

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.68	$0.28	$1.82	$0.58
Diluted	$0.66	$0.28	$1.77	$0.57
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	47,483	46,533	47,298	46,285
Diluted	48,747	47,700	48,684	47,410

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(In thousands, except share and per
	share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$196,586	$147,860
Accounts receivable, net	80,361	55,399
Inventories, net	117,276	72,470
Prepaid income taxes and income taxes receivable	14,494	2,663
Prepaid expenses and other current assets	13,532	13,816
Deferred income taxes, net	9,363	8,593

Total current assets	431,612	300,801
DEFERRED INCOME TAXES, NET	4,763	4,489
INTANGIBLE ASSETS, NET	6,954	7,131
PROPERTY, PLANT AND EQUIPMENT, NET	143,339	120,683
OTHER ASSETS	9,656	8,751

TOTAL	$596,324	$441,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$7,731	$6,841
Current portion of long-term debt	1,546	1,333
Accounts payable	15,241	9,510
Accrued expenses and other liabilities	51,248	50,105
Deferred income taxes, net	5,863	3,387
Income taxes payable	29,029	11,594

Total current liabilities	110,658	82,770
DEFERRED INCOME TAXES, NET AND OTHER LONG-TERM LIABILITIES	4,756	1,735
LONG-TERM DEBT, NET OF CURRENT PORTION	16,296	15,644
REDEEMABLE NONCONTROLLING INTERESTS	45,651	24,903

Total liabilities	177,361	125,052

COMMITMENTS AND CONTINGENCIES (NOTE 13)
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 47,526,216 shares issued and outstanding at September 30, 2011; 46,988,566 shares issued and outstanding at December 31, 2010	5	5
Additional paid-in capital	329,416	310,218
Retained earnings	91,753	5,567
Accumulated other comprehensive (loss) income	(2,447)	810

Total IPG Photonics Corporation stockholders’ equity	418,727	316,600
NONCONTROLLING INTERESTS	236	203

Total stockholders’ equity	418,963	316,803

TOTAL	$596,324	$441,855

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,154	$27,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,182	16,098
Provisions for inventory, warranty & bad debt	11,859	8,110
Other	8,104	222
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(20,746)	(20,635)
Inventories	(52,261)	(18,005)
Other	1,703	16,533

Net cash provided by operating activities	55,995	29,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(34,750)	(14,201)
Acquisition of businesses, net of cash acquired	(450)	(4,108)
Other	189	171

Net cash used in investing activities	(35,011)	(18,138)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	585	(1,482)
Principal payments on long-term borrowings	(1,046)	(1,000)
Sale of redeemable noncontrolling interests	19,973	—
Exercise of employee stock options, issuances under employee stock purchase plan and related tax benefit from exercise	12,001	6,714
Other	—	(100)

Net cash provided by financing activities	31,513	4,132

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(3,771)	(1,691)

NET INCREASE IN CASH AND CASH EQUIVALENTS	48,726	13,710
CASH AND CASH EQUIVALENTS — Beginning of period	147,860	82,920

CASH AND CASH EQUIVALENTS — End of period	$196,586	$96,630

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$809	$757

Income taxes paid	$19,465	$6,363